EXHIBIT 10.21

Date of Agreement: 12/17/2004	Agreement No.: 010101001

DATA SERVICES AGREEMENT
FOR
CREDITBROWSER™
between
Digital Matrix Systems, Inc.

and
Intersections, Inc.

     This DATA SERVICES AGREEMENT FOR CREDITBROWSER™ (this “Agreement”), made and entered into as of 12/17/2004 (the “Effective Date”) by and between Digital Matrix Systems, Inc., a Texas corporation (“DMS”) and Intersections Inc. “Client”).

WITNESSETH:

     WHEREAS, Client desires DMS to provide certain on-line credit analysis services through DMS’ proprietary web-based product known as CreditBrowser™ (the “Services”), and DMS is willing to provide the Services to Client in accordance with the terms and conditions hereof; and

     WHEREAS, in connection with the on-line credit analysis services, Client desires DMS to process certain credit data (the “Credit Information”) obtained from Experian Information Solutions, Inc., CSC Credit Services, Inc. and/or Trans Union Corporation (collectively, the “Credit Bureaus”) in order to prepare and provide to Clients normalized or merged Credit Information; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties, intending to be legally bound, agree as follows:

     Section 1.Services. In accordance with the terms of this Agreement, DMS will provide Client access to its CreditBrowser™ website to enable Client to retrieve Credit Information from the Credit Bureaus and return the Credit Information in a normalized and/or merged credit report format via the Internet. Client hereby authorizes DMS to obtain Credit Information on its behalf using the Credit Bureau codes provided by Client to DMS. The Services will be performed by DMS in accordance with the Users Guide and Supervisors Guide attached hereto as Schedule B, and the requirements set forth in Schedule C (collectively, the “Documentation”).

     Section 2. Security. Client shall maintain the security of logon identification passwords used by Client and Client’s employees and customers to gain access to the CreditBrowser™ website and the Services. Client will implement any password restrictions or procedures reasonably requested by DMS from time to time to maintain security of passwords and shall indemnify and hold DMS harmless from and against any loss cost or damage incurred by DMS as result of the unauthorized use of a password provided to Client due to Client’s failure to adopt, comply with or enforce reasonable password and security policies and procedures..

     Section 3. Term. The initial term of this Agreement shall be a period of one year, commencing on the Effective Date. Unless earlier terminated pursuant to the terms and conditions hereof, this Agreement shall automatically be extended for successive terms of one year each, unless either party shall give the other party written notice of its election not to extend the term 90 days prior to the conclusion of the then-current term.

     Section 4. Conditions of Use of the Services.

          a) Client acknowledges the proprietary and confidential nature of the CreditBrowser™ website and the Services (including the CPU 2 format for delivering the Credit Information and the process for merging multiple credit reports into one comprehensive report), and that the CreditBrowser™ website and the Services are and will continue to be the exclusive property of DMS and shall be used only as directed by DMS. DMS grants to Client a limited, non-exclusive, non-transferable and non-assignable license to access the CreditBrowser™ website and to use the Services and any other data or information that is proprietary to DMS for purposes authorized by this Agreement. Client will require its employees and customers that have access to the CreditBrowser™ website and the Services to comply with all of the terms and conditions of this Agreement, and if any of such persons breach this Agreement it shall be deemed a breach of this Agreement by Client. Except as provided in this Section 4(c), nothing contained in this Agreement shall be deemed to convey to Client, Client’s affiliates, employees, agents, customers or to any other party, any right, title or interest, including any patent, copyright, or other proprietary right, in or to the CreditBrowser™ website, the Services or any other data or information that is proprietary to DMS. Client will not use or permit its affiliates, employees, agents, subcontractors and clients to use the trademarks, service marks, logos, names or other proprietary designations of DMS without its prior written consent.

          (b) During the term of this Agreement, Client agrees to comply with all federal, state and local statutes, regulations and rules applicable to it, including, without limitation the FCRA, with any changes enacted to FCRA during the term of this Agreement, The Gramm Leach Bliley Act and Its implementing regulations, and any state or local laws governing the disclosure of consumer credit information. Without limiting the foregoing, DMS may from time to time notify Client of additional, updated or new requirements relating to such laws, compliance with which will be a condition of DMS’ continued provision of the Credit Information to Client, solely to the extent applicable to Clients’ use of the Credit Information. Client agrees to comply with such requirements, to the extent applicable to Clients’ use of the Credit Information, no later than thirty (30) days after it actually receives notice from DMS and such requirements shall be incorporated into this Agreement by this reference. Client understands and agrees that DMS may require evidence, including a certification, that Client understands and will comply with applicable laws, but in no event shall DMS require such evidence from Client more often than annually.

     (c) This subsection (c) applies to the extent the Credit Information is provided under DMS Credit Bureau codes, under a further written agreement between the parties, and DMS therefore is reselling the Credit Information to Client: As a condition to DMS providing the Services hereunder, Client agrees that Client and its affiliates will use the Credit Information only for a permissible purpose under the federal Fair Credit Reporting Act 15 U.S.C. ’ 1681 et seq., as amended (“FCRA”). Client will implement strict security procedures designed to ensure that Client’s employees and customers use the Services and the Credit Information in accordance with this Agreement and for no purposes other than as permitted by this Agreement. Client will treat and hold the Services and the Credit Information in strict confidence and will restrict access to the Services and the Credit Information to Client’s employees and customers who agree to act in accordance with the confidentiality requirements set forth in Section 13 hereof. Client will inform Client’s employees and customers to whom any Credit Information is disclosed of the provisions of this Section 4(b). Client agrees to indemnify DMS for any claims or losses incurred by DMS as a result of the misuse of the Services or the Credit Information by Client or Client’s affiliates, employees, agents, subcontractors or customers in violation of this Agreement. Notwithstanding the foregoing, DMS may immediately discontinue offering the Services in the event DMS is no longer authorized to resell the Credit Information pursuant to its arrangements with the Credit Bureaus. In such event, DMS shall use commercially reasonable efforts to continue to provide the Services to Client subject to such delays as are necessary for either (i) DMS to become authorized to resell the Credit Information or (ii) the Client to directly contract with the Credit Bureaus.

     Section 5. Fees. In consideration for the Services provided hereunder, Client shall pay to DMS the fees set forth on Schedule A. Client agrees to pay DMS within 30 days of the receipt of each DMS invoice. DMS may assess a late charge of 1.5% per month or the highest rate allowed by law, whichever is less, on past due invoices not paid more than 15 days after delivery of written late notice.

     Section 6. Support Services. During the term of this Agreement, DMS will provide to Client telephone support during the hours between 8:30 a.m. and 5:30 p.m. Dallas, Texas time on the days Monday through Friday excluding regularly scheduled holidays of DMS, and as further described in Schedule B hereto.

     Section 7. Warranties and Disclaimer of Warranty.

     (a) Client acknowledges that the Services provided hereunder entail the possibility of some human and/or machine errors, omissions, delays and losses, including errors in the Credit Information, or delays caused by the Credit Bureaus or Internet delivery of the Services, which may give rise to loss or damage. ACCORDINGLY, DMS DOES NOT GUARANTEE OR WARRANT THE ACCURACY, TIMELINESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES, THE CREDIT INFORMATION OR THE MEDIA ON OR THROUGH WHICH THE SERVICES OR SUCH CREDIT INFORMATION ARE PROVIDED AND SHALL NOT BE LIABLE TO CLIENT FOR ANY LOSS OR INJURY ARISING OUT OF OR CAUSED IN WHOLE OR IN PART BY DMS’ ACTS OR OMISSIONS, WHETHER NEGLIGENT OR OTHERWISE, IN PROCURING, COMPILING, COLLECTING, INTERPRETING, REPORTING, COMMUNICATING OR DELIVERING THE SERVICES OR THE CREDIT INFORMATION. Client shall adopt such procedures as it deems appropriate to limit its exposure with respect to such potential losses and damages, including, without limitation, examination and confirmation of results prior to the use thereof and provisions for identification and correction or errors and omissions.

(b) Notwithstanding the preceding paragraph, DMS represents and warrants that (1) it may and will perform under this Agreement without violation of any law, regulation or contractual obligation to which it is subject; (2) it may and will provide the Services without infringement or violation of any third party copyright, patent, trademark, trade secret or confidentiality right; and (3) will perform in accordance with Appendices 1 and 2 to this Agreement.

     Section 8. Indemnification.

     (a) Client will indemnify, and defend and hold DMS and its affiliated entities, officers, directors, shareholders, employees, contractors, agents and customers harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including reasonable attorney’s fees, which may be asserted against or incurred by the foregoing parties, arising out of or resulting from (i) access or any unauthorized access to the CreditBrowser™ website by or through Client, (ii) the use of the Services by or through Client, or the disclosure, sale or transfer of or reliance upon the Credit Information by or through Client; (iii) Client’s breach of any of the provisions of this Agreement; or (iv) any violations of the FCRA or other applicable laws due to the acts or omissions of Client.

     (b) DMS will indemnify, and defend and hold Client and its affiliated entities, officers, directors, shareholders, employees, contractors, agents and customers harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including reasonable attorney’s fees, which may be asserted against or incurred by the foregoing parties, arising out of or resulting from (i) access or any unauthorized access to the Credit Information by or through DMS, (ii) DMS’s breach of any of the provisions of this Agreement; or (iii) any violations of the FCRA or other applicable laws due to the acts or omissions of DMS.

     Section 9. Limitation of Liability. For all claims relating to this Agreement, whether in contract, tort, strict liability, or otherwise, Client’s sole and exclusive remedy shall be the recovery of Client’s actual, direct damages, not to exceed the total amount of fees paid by Client hereunder, and DMS’s sole and exclusive remedy shall be the recovery of DMS’s actual direct damages, not to exceed the total amount of fees due from Client hereunder. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY DAMAGES RESULTING FROM A DISRUPTION IN CLIENT’S BUSINESS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 9 SHALL NOT APPLY TO ANY PARTY’S LIABILITY UNDER SECTION 8, 13 OR 15.

     Section 10. Waiver of Consumer Rights. (a) AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, CLIENT HEREBY VOLUNTARILY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES/CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.

     (b) In order to evidence its ability to grant such a waiver, Client represents and warrants to DMS that (i) Client is not in a significantly disparate bargaining position with respect to the transactions contemplated by this Agreement and (ii) Client is represented by legal counsel selected solely by Client in connection with the transactions contemplated by this Agreement, including such waiver, and such attorney was not directly or indirectly identified, suggested or selected by DMS or an agent of DMS.

     Section 11. Termination; Remedies. (a) Either party shall be in default if it fails to perform any of its duties or obligations, including without limitation payment, hereunder and does not cure such failure within 30 days after written notice is given to the defaulting party. Upon a default, the non-defaulting party may terminate this Agreement by providing written notice of termination to the defaulting party, reserving unto the non-defaulting party all rights and remedies it may have under this Agreement or may otherwise have at law or in equity. Notwithstanding the foregoing, (DMS may immediately cease providing the Credit Information to Client if for any reason one or more of the Credit Bureaus ceases to provide the Credit Information to DMS or Client. DMS SHALL NOT BE LIABLE TO CLIENT FOR ANY COST, EXPENSES OR DAMAGES (DIRECT OR OTHERWISE) INCURRED AS A RESULT OF THE EXERCISE OF ANY AND ALL OF DMS’ RIGHTS AND REMEDIES UNDER THIS SECTION 11.

     (b) The provisions of Sections 7, 8, 9, 10, 11, 14, 15 and 16 shall survive any expiration or termination of this Agreement, for any reason or of DMS’ obligation to provide the Services hereunder.

     Section 12. Taxes and Other Charges. In addition to all amounts payable by Client hereunder, Client will pay amounts equal to all sales, use, personal property and other taxes resulting from this Agreement or any activities under this Agreement, excluding taxes based on DMS’ net income, unless Client furnishes proof of exemption from payment of such taxes in a form reasonably acceptable to DMS. DMS may separately reflect on its invoices to Client the amount of any taxes paid by DMS on Client’s behalf, and Client shall pay DMS for such amounts.

     Section 13. Confidentiality.

     Section 19 of the Software License Agreement between DMS and Client, dated April 1, 1999 is incorporated herein by reference and made fully applicable to the Confidential Information (as defined in that agreement) disclosed by DMS to Client under this Agreement. DMS understands that in connection with the Services Client will communicate to DMS certain confidential and proprietary information concerning the business of Client, including without limitation client and customer identities, business plans and processes, and financial and business projections. Information disclosed by either party to the other as described above is defined for purposes of this Agreement as “Confidential Information”. DMS agrees to hold such Confidential Information, and any other information and/or materials identified by Client as confidential, for the sole purpose of performing the Services, and shall not, without specific prior written consent of an authorized officer of Client, utilize in any manner, communicate or disclose any part thereof to any third party. Client and DMS each shall require all of its respective agents and employees maintain the confidentiality of the Confidential Information in accordance with this agreement. DMS acknowledges that (i) the restrictions contained in this Section 13 are reasonable and necessary to protect other party’s legitimate interests, (ii) remedies at law will be inadequate and any violation of these restrictions will cause irreparable damage to the non-breaching party within a short period of time, and (iii) the non-breaching party will be entitled to injunctive relief against each violation.

The parties further agree that all confidentiality commitment hereunder shall survive termination of this Agreement for any reason. DMS’s obligations under this Section 13, however, do not apply to information which (i) is already known by the recipient, (ii) becomes, through no act or fault of the recipient, publicly known or available, (iii) is received by recipient from a third party without a restriction on disclosure or use, or (iv) is independently developed by recipient without reference to the Confidential Information of the other party.

     Section 14. Data Ownership and Storage.

     (a) In the course of working with the data provided by you, which may include consumer personally identifiable information, DMS will create electronic records for the purposes of providing the service described herein. Such electronic records will be maintained as confidential by DMS, subject to any disclosure mandated by the Fair Credit Reporting Act.

     (b) DMS shall have the right to create non-personally identifiable information (i.e. “Aggregate Data”) derived from the data provided by you and shall further have the right to use such Aggregate Data for its own purposes, subject to any restrictions as may be imposed by applicable law. Such Aggregate Data, and any models, algorithms or datasets based thereon shall be the property of DMS.

          Section 15. Handling of Nonpublic Personal Information. Each party to this Agreement agrees to hold all non-public information of consumers, as defined in the Gramm-Leach-Bliley Act, received from the other party as confidential and will not disclose or use such information other than to perform its obligations as set forth in this agreement or as otherwise authorized by law. DMS acknowledges that the Credit Information is being retrieved by DMS solely as the agent of Client, under Client’s agreements with the applicable Credit Bureaus. DMS agrees that it shall not use the Credit Information for any purpose except to provide the Services to Client, except as set forth in Section 14(b) above. DMS will implement strict security procedures designed to ensure that DMS’s employees do not use that Credit Information for any purpose other than to perform the Services. DMS shall develop, implement and maintain a comprehensive information security program (the “DMS Security Program”) that is written in one or more reasonably accessible parts and contains administrative, technical and physical safeguards for the purpose of ensuring the security and confidentiality of the Credit Information, protecting against any anticipated threats or hazards to the security or integrity of the Credit Information, and protecting against unauthorized access to or use of the Credit Information. DMS shall provide Client the information about the DMS Security Program reasonably requested by Client, and any other information required by Client to comply with the obligations of a “financial institution” under the Federal Trade Commission’s Standards for Insuring the Security, Confidentiality, Integrity and Protection of Customer Records and Information, 16 C.F.R. Part 314.

     Section 16. General Terms and Conditions.

     (a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter, and supersedes any and all related prior or contemporaneous understandings and agreements, oral or written. This Agreement cannot be modified or amended except in writing signed by both parties.

     (b) Force Maieure. DMS shall be excused from delays in performing or from its failure to perform hereunder, and such delays or failures shall not constitute breaches of this Agreement, to the extent that such delays or failures result from causes beyond its reasonable control, including but not limited to the acts or omissions of the Credit Bureaus (e.g., one or more of the Credit Bureaus ceases to provide the Credit Information to DMS or Client for any reason), delay and interruptions in sending and receiving Credit Information via the Internet, labor disputes, strikes or other labor or industrial disturbances, acts of God, floods, lightning, shortages of materials, utility or communication failures, earthquakes, casualty, war, riots, insurrections, embargoes, regulations or orders from any governments, or any agency or subdivision thereof; provided that, in order to be excused from delay or failure to perform, DMS must act diligently to remedy the cause of such delay or failure. Client may terminate this Agreement immediately if any event described above prevents DMS from fully complying with this
Agreement for a period of more than 30 consecutive days.

     (c) No Agency. DMS is providing the Services to Client as an independent contractor. DMS does not undertake by this Agreement or otherwise to perform any obligation of Client, whether by regulation or contract. In no way is DMS to be construed as the agent or acting as the agent of Client in any respect, all other provisions of this Agreement notwithstanding.

     (d) Governing Law. THE VALIDITY, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     (e) Dispute Resolution. With the exception of any action taken under Section 4, 13 and 14 of this Agreement, the parties shall resolve any dispute arising out of or relating to this Agreement in binding arbitration conducted in accordance with the then pertaining rules for commercial arbitration of the American Arbitration Association by a single arbitrator selected by the American Arbitration Association or an arbitrator agreed upon by the parties. Any such arbitration shall be held in Dallas, Texas unless the parties otherwise agree. The parties shall be entitled to conduct reasonable discovery, in accordance with the Texas Rules of Civil Procedure and applicable case law, prior to the arbitration hearing, and the Texas Rules of Evidence shall be applicable to the arbitration proceeding. The decision of the arbitrators shall be final and binding on DMS and Client and may be entered and enforced in any court of competent jurisdiction by either party.

     (f) Severability. This Agreement shall be deemed to be severable and, if any provision of this Agreement shall be finally determined to be void, illegal or unenforceable, then it is the parties’ desire and intention that such provision be deemed automatically adjusted to the minimum extent necessary to conform to applicable requirements of validity, legality and enforceability and, as so adjusted, be deemed a provision of this Agreement as if it were originally included herein; provided, however, if such provision cannot be adjusted without substantially and materially altering the rights and duties hereunder and fundamentally depriving one party of the benefit of the bargain (taken as a whole) contemplated by this Agreement, then the parties will seek to reform this Agreement through the procedure outlined in Section 17(e) above so as to restore, as nearly as possible, the parties’ respective rights, duties, and bargain. In any case, the remaining provisions of this Agreement shall remain in effect.

     (g) No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any non-compliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement herein contained. Unless otherwise stated, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

     (h) Notices. Under this Agreement, if one party is required or permitted to give notice to the other, such notice shall be deemed given if mailed by registered or certified first class mail, postage paid with return receipt requested, or if sent by facsimile, with receipt confirmed, and addressed as follows (or as subsequently noticed to the other party):

Digital Matrix Systems, Inc.	Address
15301 Spectrum Drive, 2nd Floor	Intersections, Inc.
Addison, TX 75001-6466	14390 Bogle Drive
ATTN: Mr. David McGough	Chantilly, VA 20151
Telephone: (972) 341-0000	Attn: Ken Schwarz
Fax: (972)341-0020	(703)488-6143
Fax: 703-488-6180

With copy to: Chief Legal Officer at same address or facsimile number

     (i) Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon and enforceable against each party and it successors and assigns. Neither party may sell, assign, convey, sublicense or transfer this Agreement or its rights or obligations hereunder without the prior written consent of the other party, except through merger, acquisition, sale of all or substantially all of the assigning party’s assets, or to the assigning party’s Affiliate. “Affiliate” of a party means an entity that controls, is controlled by, or is under common control with, that party. Control of an entity means direct or indirect ownership of a majority of voting stock, or other majority equity interest, in each case with sufficient authority to direct the affairs of the entity. Any assignment, transfer, conveyance or sublicense in violation of this paragraph shall be null and void.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DIGITAL MATRIX SYSTEMS

By:

Name: David A. McGough
Title:   President and CEO

Intersections, Inc.

By:

Ken Schwarz
Chief Financial Officer